Exhibit (p)(2)

COMMERCE INVESTMENT ADVISORS, INC.

CODE OF ETHICS UNDER RULE 17J-1 OF THE INVESTMENT COMPANY

ACT OF 1940 AND SECTION 206

OF THE INVESTMENT ADVISERS ACT OF 1940

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COMMERCE INVESTMENT ADVISORS, INC.

CODE OF ETHICS

STATEMENT OF POLICY

Commerce strives to operate its business by the highest moral and ethical standards, reflecting values that include integrity, honesty, loyalty, trust, fairness and responsibility. It is the policy of Commerce Investment Advisors, Inc. (“CIA” or “Commerce”) that Commerce and its Supervised Persons shall comply with applicable

Federal Securities Laws and that no Supervised Person shall engage in any act, practice or course of conduct that would:

(1)

Violate the provisions of Rule 17j-1 of the Investment Company Act of 1940, as amended (the “1940 Act”) and Sections 204 and 206 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

(2)	Create a conflict, or even the appearance of a conflict, with our clients.

(3)	Do anything that could damage or erode the trust that The Commerce Funds (the “Commerce Funds”) and its shareholders place in Commerce and our employees.

(4)	Allow Access Persons to take inappropriate advantage of their positions and their access to proprietary information, systems, and software.

(5)	Compromise the confidentiality concerning the identity of security holdings and financial circumstances of clients.

(6)	Be viewed as a potential distraction from servicing clients.

Rule 17j-1 of the 1940 Act provides, among other things, that it is unlawful for any affiliated person (including employees) of Commerce in connection with the purchase or sale, directly or indirectly, by such person of a Reportable Security held or to be acquired by the Commerce Funds:

(1)	To employ any device, scheme or artifice to defraud the Commerce Funds;

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(2)

To make any untrue statement of a material fact to the Commerce Funds or omit to state a material fact necessary in order to make the statements made to the Commerce Funds, in light of the circumstances under which they are made, not misleading;

(3)	To engage in any act, practice, or course of business that operates or would operate as a fraud or deceit upon the Commerce Funds; or

(4)	To engage in any manipulative practice with respect to the Commerce Funds.

Similarly, Section 206 of the Advisers Act provides that it is unlawful for any investment adviser, directly or indirectly:

(1)	To employ any device, scheme or artifice to defraud any client or prospective client;

(2)	To engage in any transaction, practice or course of business which operates as a fraud or deceit upon any client or prospective client; or

(3)	To engage in any act, practice or course of business which is fraudulent, deceptive or manipulative.

In addition, Section 204A of the Advisers Act requires the Company to establish written policies and procedures reasonably designed to prevent the misuse in violation of the Advisers Act or Securities Exchange Act of 1934, as amended, or rules or regulations thereunder of material, non-public information by the Company or any person associated with the Company. Pursuant to Section 204A, the Commission has adopted Rule 204A-1 which requires the Company to maintain and enforce a written code of ethics.

In addition, each Access Person shall at all times place the interest of the Commerce Funds and its shareholders first in conducting personal securities transactions. When conflicting interests cannot be reconciled, first and foremost, Access Persons owe a fiduciary duty to the Commerce Funds and its shareholders.

The rules of this Code of Ethics (“Code”) cover activities, including personal Reportable Securities transactions of Commerce Access Persons, certain family members of employees, and entities (such as corporations, trusts, or partnerships) that employees may be deemed to control or influence. No Code can anticipate every potential conflict of interest. For that reason, this Code also contains certain general provisions. If you have any question about the applicability of the Code to a specific situation, you should seek guidance from Commerce’s Compliance Officer.

Commerce is required by law to adopt this Code. The purpose of the law is to prevent abuses in the investment advisory business that can arise when conflicts of interest exist between the employees of an investment adviser and its clients. Having a

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good Code of Ethics is also good business practice. That is, by having an effective Code of Ethics, we strengthen the trust and confidence placed in us by demonstrating that, at Commerce, client interests come before personal interests.

The Compliance Officer shall provide a copy of this Code and all amendments to all Supervised Persons, including newly hired persons following their designation as a Supervised Person. All Supervised Persons (including Access Persons) shall provide the Compliance Officer with a written or electronic acknowledgement of their receipt of the Code and any amendments. The Compliance Officer shall also identify all Access Persons and inform them of their reporting obligations under this Code. Every Commerce Supervised Person is required, as a condition of continued employment, to read carefully, understand, and comply with the letter and spirit of this Code.

Every Supervised Person shall report promptly any violation of this Code to Commerce’s Compliance Officer. Commerce will impose sanctions for violations of this Code, which could include, among other things, bans on personal trading, reductions in salary or bonuses, disgorgement of trading profits, suspension of employment, and termination of employment. Violations of this Code may also result in a violation of law and legal action against you by regulatory agencies or others.

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Table of Contents

I.	PERSONAL REPORTABLE SECURITIES TRANSACTION RULES	1

II.	PROCEDURAL REQUIREMENTS	3

III.	OTHER RESTRICTIONS ON ACCESS PERSONS	4

IV.	RESTRICTIONS ON SUPERVISED PERSONS	5

V.	ACCESS PERSON’S REPORTING REQUIREMENTS	7

VI.	SUPERVISED PERSON’S ANNUAL CERTIFICATIONS OF COMPLIANCE	8

VII.	SANCTIONS	8

VIII.	REPORTS TO BOARD OF TRUSTEES	10

IX.	RECORDKEEPING	10

X.	DEFINITIONS	11

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I.   PERSONAL REPORTABLE SECURITIES TRANSACTION RULES

A. Pre-Approval Requirements and Certain Prohibited Transactions

1. General Rule: Access Persons may not buy, sell or transfer any Reportable Security, unless pre-approval is obtained for the transaction or the transaction does not require pre-approval under the Code. Keep in mind that even if a transaction does not require pre-approval, there may be conditions or limitations that apply, which are discussed in more detail below.

a. Limited Offerings: Access Persons may not directly or indirectly acquire Beneficial Ownership in a Reportable Security offered in a limited offering without pre-approval. A “limited offering” is an offering that is exempt from registration under the Securities Act of 1933, as amended (the “1933 Act”). A “limited offering” does not include an offering of securities by a municipality or governmental agency.

b. IPOs: Access Persons may not directly or indirectly acquire Beneficial Ownership in a Reportable Security offered in an initial public offering without pre-approval. An “initial public offering” is an offering of Reportable Securities registered under the1933 Act by an issuer that was not subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) immediately prior to the offering.

c. Securities on the Compliance Restricted List: Access Persons may not buy, sell or transfer any Reportable Security on the Compliance Restricted List at any time without pre-approval.

d. Investment Clubs: See Sections I(B)(5) and III(A)(2) of this Code.

B. Transactions Not Requiring Pre-Approval

Certain transactions do not require pre-approval either because of the nature of the transaction or the nature of the Security. However, keep in mind that certain other limitations may apply to the transaction.

1. Securities Not on Any Restricted List: Access Persons may buy, sell or transfer without pre-approval any Reportable Security that is NOT listed on the Compliance Restricted List, provided that the transaction does not present an actual, potential or appearance of a conflict of interest and is not otherwise unlawful.1

The Compliance Restricted List will be distributed in updated form to Access Persons generally on the 23rd calendar day (or immediate subsequent business day) of each month. Before conducting any purchase, sale, or transfer of a

1 The Compliance Restricted List can be accessed on Commerce’s intranet

https://iconnect/sites/ctci/Restricted/Compliance/Forms/AllItems.aspx.

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Reportable Security, Access Persons must consult the foregoing list and determine whether or not the Reportable Security to be purchased, sold, or transferred appears on the list.

3. Certain Exempt Reportable Securities: Access Persons may buy and sell any of the following Reportable Securities without pre-approval (even if the Reportable Security is listed on the Compliance Restricted List):

a. direct obligations of the United States Government;

b. bankers’ acceptances, bank certificates or deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

c. shares issued by open-end mutual funds other than Reportable Funds;

d. shares issued by money market funds;

e. shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds; and

f. shares of exchange-traded funds (ETFs).

g. holdings in a qualified tuition program established pursuant to Section 529 of the Internal Revenue Code of 1986, as amended (a “529 Plan”), so long as Commerce, or any person controlling, controlled by or under common control with Commerce, does not manage, distribute, market or underwrite the 529 Plan or the investments and strategies underlying the 529 Plan.

4. Automatic Investment Plan: Access Persons may acquire Reportable Securities of an issuer of a publicly traded company as a result of an Automatic Investment Plan. An Automatic Investment Plan includes a dividend reinvestment plan.

5. Investment Clubs: Purchases and sales of Reportable Securities in which an Access Person has or shares Beneficial Ownership through investment clubs are permitted without pre-approval only if the reporting and other requirements of Section III (A)(2) of this Code have been satisfied.

6. Discretionary/Blind Trust Accounts Transactions: Purchases and sales of Reportable Securities in a discretionary or blind trust account in which an Access Person (and/or a member of the Access Person’s immediate family) is a Beneficial Owner, but for which the Access Person (or a member of the Access Person’s Immediate Family) has no direct or indirect influence or control, or prior knowledge with respect to the selection of investments do not require pre-approval only if the reporting and other requirements of Section III(A)(3) of this

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Code have been satisfied. For this purpose, a discretionary or blind trust account is an account over which an investment adviser, who is not subject to this Code nor affiliated with Commerce, exercises full investment discretion (subject to account guidelines) and does not consult with or seek the approval of the Access Person, or any member of his or her immediate family, with respect to such transactions. The Access Person must receive written pre-approval from the Compliance Officer for any discretionary or blind trust account. Please note that a good faith belief on the part of an Access Person that an account is discretionary or blind trust account will not be a defense to a violation of this Code. Access Persons should seek clarification from the Compliance Officer if they have questions about discretionary or blind trust accounts.

II.   PROCEDURAL REQUIREMENTS

A. The following procedural requirements apply to Access Persons’ Reportable Securities transactions:

1. Written Pre-Approval: If a transaction requires pre-approval pursuant to Section I of this Code, the Access Person must obtain written pre-approval from the Compliance Officer or designee before entering the transaction. Access Persons must sign and date their requests for pre-approvals, which must describe the transaction in appropriate detail. The Compliance Officer may permit written requests for pre-approval to be submitted by e-mail. Written approvals under this Code expire at the close of the market on the next business day after the approval date. Absence of a written denial of approval does not constitute approval of the requested transaction.

2. Requests for Pre-Approval: Access Persons must direct requests for pre-approval to the Compliance Officer or designee. Generally, determination is made by the Compliance Officer or designee and the Commerce Equity Strategy Chairperson for an equity Reportable Security or Commerce Fixed Income Strategy Chairperson for a fixed income Reportable Security. Please note that, absent unusual circumstances, granting pre-approval requests are rare. Further, it would be incongruent to the spirit of the Code to grant an Access Person multiple requests for pre-approval. In certain situations, a pre-approval determination may also include the Access Person’s manager, CIA’s Chief Investment Officer and/or CIA’s senior management.

3. Use of Authorized Broker: Access Persons are required to conduct all Reportable Securities transactions through an Authorized Broker. Unless otherwise approved by the Compliance Officer, an “Authorized Broker” is any broker, dealer or bank that has affirmatively agreed to provide electronic duplicate confirmations of Reportable Securities transactions and electronic duplicate account statements to the Compliance Officer. In certain situations, paper duplicate confirmations and accounts statements may be accepted. The Access

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Person is responsible for obtaining the agreement of the Authorized Broker to provide such duplicate confirmations and account statements to the Compliance Officer.

III.  OTHER RESTRICTIONS ON ACCESS PERSONS

A. Access Persons and/or Investment Personnel are prohibited from engaging in the following activities and/or transactions:

1. Officers/Directorships. Investment Personnel are prohibited from serving as an Officer or on the Board of Directors of any publicly traded company other than Commerce Bancshares, Inc. or any of its subsidiaries.

2. Investment Clubs. Access Persons are prohibited from membership and participation in investment clubs unless (1) the Access Person has received written permission to do so from the Compliance Officer or designee; (2) the Access Person submits a written undertaking not to participate in any decisions or discussions among club members involving Reportable Securities to be purchased or sold by the investment clubs; and (3) the Access Person has arranged for duplicate copies of confirmations and statements for all transactions in Reportable Securities be provided to CIA for the investment club in which they have or share Beneficial Ownership pursuant to Section V of this Code.

3. Discretionary/Blind Trust Accounts. Access Persons are restricted from the exemption provided under Section I(B) Transactions Not Requiring Pre-Approval and Section III(A)(4) Other Prohibited Transactions unless (1) the Access Person has received written permission to do so from the Compliance Officer or designee; (2) the Access Person, periodically upon request from CIA, submits a written undertaking that the Access Person (and/or a member of the Access Person’s Immediate Family) did not (i) suggest that the third-party manager make any particular purchase or sale of securities for the discretionary/blind trust account during the specified time period; (ii) direct the third-party manager to make any particular purchases or sales of securities for the discretionary/blind trust account during the specified time period; or (iii) consult with the third-party manager as to the particular allocation of investments to be made in the discretionary/blind trust account during the specified time period; and (3) the Access Persons has arranged for duplicate copies of confirmations and statements to be reported to CIA for the discretionary/blind trust in which they have or share Beneficial Ownership pursuant to Section V of this Code.

4. Other Prohibited Transactions. Access Persons shall not engage in initiating a position and then liquidating (or liquidating and then initiating) a position in a reportable security within 30 days of the initial transaction. Positions must be

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held for at least 30 days for reportable securities (stocks, options, ETFs, etc.), utilizing a first-in first-out (FIFO) inventory basis.

IV.  RESTRICTIONS ON SUPERVISED PERSONS

A. Supervised Persons (all employees) are prohibited from engaging in the following activities:

1. Inside Information. Supervised Persons shall not purchase or sell a Reportable Security for his or her personal account or for any Commerce Fund while in the possession of material, nonpublic information concerning the Reportable Security or the issuer. No Supervised Person shall reveal to any other person (except in the normal course of his or her duties on behalf of the Commerce Funds) any information regarding securities transactions by the Commerce Funds or consideration by the Commerce Funds or Commerce of any such securities transactions. Supervised Persons shall not disclose any material, nonpublic information concerning the portfolio holdings of the Commerce Funds except to the extent the disclosure may be permitted under the Commerce Funds’ Portfolio Holdings Disclosure Policy. Violations of this provision may result, among other things, in criminal and civil penalties, including imprisonment and substantial fines.

2. Market-Timing. Supervised Persons are encouraged to purchase shares of the Commerce Funds. However, Supervised Persons may not engage in personal Securities transactions involving market-timing strategies within the Commerce Funds. Market timing involves rapid purchases and sales (within 30 days of one another) of mutual fund shares. Supervised Persons must report all transactions in Commerce Fund shares to the Compliance Officer pursuant to Section V of this Code, including transactions in shares held through the Commerce PIP (retirement) Plan.

3. Protection of Confidential Information. Supervised Persons must take reasonable steps to protect all nonpublic, proprietary and confidential information of Commerce, the Commerce Funds and its shareholders.

4. Unauthorized Compensation. Supervised Persons may not accept compensation and/or gifts from any source in connection with providing reciprocal business with the Commerce Funds. “Compensation” for this purpose means cash, Reportable Securities, tangible personal property, real property, services, partnerships and commodities. In addition, Supervised Persons may not seek or accept gifts, favors, preferential treatment or special arrangements of material value from any broker-dealer, investment adviser, financial institution, corporation, or other entity, or from any existing prospective supplier of goods or services to the Commerce Funds or Commerce. Specifically, any gift over $100

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in value, or any accumulation of gifts, which in the aggregate exceeds $100 in value from one source in one calendar year, is prohibited. Any Supervised Person who is offered or receives an item prohibited by this provision must report the details in writing to the Compliance Officer.

5. Corporate Code of Ethics. Supervised Persons must not violate any other codes of conduct of Commerce Bancshares and its subsidiaries to which they may be subject.

6. Reporting of Conflicts of Interest. Access Persons must promptly report any actual or potential conflicts of interest to the Compliance Officer.

7. Concealing Improper Activity. No Supervised Person may create or participate in the creation of any record that is intended to mislead anyone or to conceal any violation of this Code.

8. Compliance with Laws. Supervised Persons shall obey all Federal Securities Laws, state and local laws applicable to Commerce and the Commerce Funds’ business operations.

9. Spirit of this Code. Supervised Persons must use their best efforts to abide by the letter and spirit of this Code.

B. Supervised Persons (all employees), as noted above, are subject to the Corporate Code of Ethics which is enforced by the Ethics Committee. Section IX. Incident Reporting and Investigations is set forth below.

1.

The Ethics Committee may investigate matters upon its own initiative or as requested from any employee, officer, or director. The Ethics Committee has the authority to collect statements, reports and documentation to aid in its investigation as well as to interview individuals, including the person whose conduct is at issue. Upon consideration of the factual information available to the Ethics Committee, it will determine whether a violation of the [Corporate] Code of Ethics has occurred and, whether a waiver should be granted. Waivers will not be granted by the Ethics Committee for executive officers or directors. As set forth in Section X below, waivers or exceptions for directors and executive officers may be obtained only through the Board of Directors of Commerce Bancshares, Inc. or the ARC. If a violation of the [Corporate] Code of Ethics has occurred, the EVP Talent and Corporate Administration will be notified. The Ethics Committee may, from time-to-time, adopt such rules of procedure to govern its internal functioning, as it deems appropriate.

2.

All directors, officers and employees are expected and encouraged to report any suspected violations of the [Corporate] Code of Ethics or any of its policies or of any statute or regulation to the Ethics Committee or a representative of the Talent Management, Corporate Investigations, or Legal

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departments. Reports may be made anonymously. Cooperation by all directors, officers and employees in the investigation and resolution of any suspected violation is essential to the successful enforcement of [Corporate] Code of Ethics and its corporate policies.

3.

No employee, officer or director will be penalized or be made subject to any corrective action as the result of good faith reporting of suspected violations of the [Corporate] Code of Ethics. Further, as required by the Sarbanes-Oxley Act of 2002, Commerce has adopted a Financial Matters Complaint Policy and its associated reporting process that provides an anonymous means to report concerns about accounting, auditing, and other financial matters.

V.   ACCESS PERSON’S REPORTING REQUIREMENTS

Each Access Person must submit the reports described in this section to the Compliance Officer. Reports must be (1) signed and dated, (2) certified by the Access Person as accurate and complete, and (3) submitted on a timely basis as described below. The form of reports should be completed even if there were no Reportable Securities transactions during the relevant period. Reports may be provided to and completed by Access Persons electronically. Also, reports may be updated and amended from time to time by the Compliance Officer.

A. Initial Holdings Reports. No later than 10 calendar days after becoming an Access Person, each new Access Person must submit the initial report contained Code (which information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person).

B. Quarterly and New Account Reports. Each Access Person must submit within 30 calendar days (or an earlier date set by Commerce) after the end of each quarter the quarterly report which shall list (1) all personal securities transactions for the quarter; and (2) any new account opened during the quarter and a copy of the quarterly account statement for each new account.

C. Annual Holdings Reports. On or before July 30 of each year, each Access Person must submit the annual report Code (which information must be current as of a date no more than 45 days before the report is submitted).

Notwithstanding Section V of this Code, an Access Person need not make a report to the extent the information in the report would duplicate information recorded pursuant to Rule 204-2(a)(13) under the Advisers Act or if the report would duplicate information contained in broker trade confirmations or account statements, so long as Commerce receives confirmations or statements no later than 30 days after the end of the applicable calendar quarter. The quarterly transaction reports required under Section V(B) shall be deemed made with respect to any account where the Access Person has made provision

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for transmittal of all daily trading information regarding the account to be delivered to the Compliance Officer for review.

These reporting requirements shall apply whether or not one of the exemptions listed in Section I(B)(2) applies except that: (1) an Access Person shall not be required to make a report with respect to securities transactions effected for, and any Reportable Securities held in, any account over which such Access Person does not have any direct or indirect influence or control as discussed in Section (I)(B)(6) Discretionary/Blind Trust Accounts; and (2) an Access Person need not make a quarterly transaction report with respect to the transactions effected pursuant to an Automatic Investment Plan. The Compliance Officer shall be responsible for determining whether an Access Person does or does not have any direct or indirect control over the account.

VI.  SUPERVISED PERSON’S ANNUAL CERTIFICATIONS OF COMPLIANCE

Each Supervised Person must certify to the Compliance Officer annually that he or she (A) has read and understands this Code of Ethics and any procedures that are adopted by Commerce relating to this Code, and recognizes that he or she is subject thereto; (B) has complied with the requirements of this Code of Ethics and such procedures; and (C) if an Access Person, has disclosed or reported all personal securities transactions and beneficial holdings in Reportable Securities required to be disclosed or reported pursuant to the requirements of this Code of Ethics and any related procedures.

VII.  SANCTIONS

Violations of this Code are reported to appropriate Commerce committees, managers, and senior management and also reported to the Commerce Funds’ Board of Trustees.

Further, violations shall be grounds for appropriate sanctions, including but not limited to fines, suspensions on personal trading, reduction in salary or bonus, unwinding of a Reportable Securities transaction, disgorgement of trading profits, suspension of employment, termination of employment and prosecution by Commerce.

In addition, for Access Persons with multiple violations in a rolling 24-month period, additional sanctions will be enforced. If there are violations outside the 24-month period but they appear to be part of a pattern to avoid the following sanctions, additional enforcement measures may be enforced at senior management’s discretion.

Sanctions are summarized below.

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Sanctions for Code of Ethics Violations:

No. of Code Violations in a 24- Month Period	Reversal of Trade Causing Violation	Surrender of Profit From Trade Causing Violation	Monetary Penalty Assessed	Potential Reduction of Salary and/or Bonus	Pre-Approval Required For All Future Trades	Talent Mgmt Corrective Action Plan	Probation, Termination, and other Sanctions considered

One	X	Greater than $100	Senior Management’s Discretion				X

Two	X	Greater than $100	Senior Management’s Discretion				X
Three	X	Greater than $100	$500	X	Greater of: a) 30 days or b) 2 separate trading instances	X	X
Four	X	Any amount	$1,000	X	Greater of: a) 60 days or b) 4 separate trading instances	X	X
Five	X	Any amount	$2,000	X	Greater of: a) 90 days or b) 6 separate trading instances	X	X
More than Five	X	Any amount	Senior Management’s Discretion				X

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VIII. REPORTS TO BOARD OF TRUSTEES

The Compliance Officer, together with other appropriate personnel of Commerce, shall provide the following information to the Board of Trustees of the Commerce Funds.

A. Code of Ethics. A copy of this Code for the Commerce Funds Board of Trustees’ consideration and approval, including a copy of the initial Code, an initial certification that Commerce has adopted procedures reasonably necessary to prevent Access Persons from violating this Code and a copy of any material revision to this Code promptly after such revision.

B. Periodic Compliance Reports. No less frequently than annually, the Compliance Officer will prepare and furnish the Commerce Funds Board of Trustees with a written report that:

1. Describes any issues arising under this Code or procedures since the last report to the Commerce Funds Board of Trustees, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

2. Certifies that Commerce has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

In addition, the Compliance Officer will report material violations of this Code more frequently to the Commerce Funds Board of Trustees, as the Board may request.

IX.  RECORDKEEPING

The Compliance Officer, together with other persons designated by Commerce, shall maintain the following records at Commerce’s principal place of business. These records shall be maintained in a manner and to the extent set forth below, which may be maintained using micrographic or electronic storage medium under the conditions described in Rule 204-2(g) of the Advisers Act and Rule 31a-2(f)(1) and Rule 17j-1 of the 1940 Act. Commerce shall make these records available to appropriate regulators, examiners or auditors at any time, and from time to time, for reasonable periodic, special or other examinations or audits:

A. A copy of this Code in effect at any time within the past five years in an easily accessible place;

B. A record of any violation of this Code and of any action taken as a result of the violation for at least five years after the end of the fiscal year in which the violation takes place in an easily accessible place;

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C. A copy of each report made by an Access Person under this Code, including any information provided in lieu of the reports required under Section V of this Code for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

D. A record of all persons, currently or within the past five years, who are or were required to make reports under Section V of this Code, or who are or were responsible for reviewing these reports in an easily accessible place;

E. A copy of each report required by Section VIII(B)(2) of this Code for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place;

F. Records of each pre-approval made under Section I(A) for at least five years after the end of the fiscal year in which the approval is given; and

G. A record of all written acknowledgements for each person who is currently, or within the past five years was, required to acknowledge their receipt of this Code and any amendments thereto. All acknowledgements for a person must be kept for the period such person is a Supervised Person of Commerce and until five years after the person ceases to be a Supervised Person of Commerce.

X.   DEFINITIONS

The following defined terms are used in this Code.

A. Access Person. The term “Access Persons” means any Supervised Persons (as defined below) who: (1) has access to (a) non-public information regarding any client’s purchase or sale of securities, or (b) non-public information regarding the portfolio holdings of any Commerce Fund or (2) is involved in making securities recommendations to clients or who has access to such recommendations that are non-public. For these purposes, all Commerce directors and officers are considered to be Access Persons.

In addition, “Access Person” means (1) any employee of Commerce (and any director, officer, general partner or employee of any company in a control relationship to Commerce) who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a Reportable Security by the Commerce Funds, or who functions relate to the making of any recommendations with respect to such purchases or sales; and (2) any natural person in a control relationship to the Adviser, who obtains information concerning the recommendations made to the Commerce Funds with regard to the purchase or sale of a Reportable Security by the Commerce Funds.

B. Automatic Investment Plan. The term “Automatic Investment Plan” means a program in which regular periodic purchases or withdrawals are made automatically in (or from)

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investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

C. Beneficial Ownership/Beneficial Owner. The term “Beneficial Ownership of a Reportable Security” means a direct or indirect pecuniary interest in such Reportable Security, through any contract, arrangement, understanding, relationship or otherwise, subject to the following:

1. The term “pecuniary interest” in any Reportable Security shall mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject Reportable Securities.

A shareholder will not be deemed to have a pecuniary interest in the portfolio Reportable Securities of a corporation or similar entity in which the person owns Reportable Securities if the shareholder is not a controlling shareholder of the entity and does not have or share investment control over the entity’s portfolio.

2. The term “indirect pecuniary interest” in any Reportable Security includes, but is not limited to:

a. securities held by members of an Access Person’s immediate family sharing the same household;

b. a general partner’s proportionate interest in the portfolio Reportable Securities held by a general or limited partnership or limited liability company (LLC), subject to certain limitations;

c. performance-related fee, other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function, subject to certain exceptions;

d. a person’s right to dividends that is separated or separable from the underlying securities;

e. an Access Person’s right interest in Reportable Securities held by a trust in certain circumstances; and

f. an Access Person’s right to acquire a Reportable Security through the exercise or conversion of any derivative Reportable Security, whether or not presently exercisable.

3. The term “Beneficial Owner” generally means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the Reportable

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Securities. A person should consider himself or herself a Beneficial Owner of any Reportable Securities over which he or she, directly or indirectly, controls the decision process over a Reportable Securities transaction for:

a. an Immediate Family member sharing the same household;

b. a live-in partner sharing the same household and combining his or her financial resources in a manner similar to that of a married person; c. any other person if, by contract, understanding, arrangement, agreement or understanding he or she obtains from such Reportable Securities benefits substantially equivalent to those of ownership; or

d. any situation in which he or she directly or indirectly controls the decision making process even if not a Beneficial Owner. An Access Person should consider himself or herself the Beneficial Owner of Reportable Securities if he or she can vest or re-vest title in himself or herself now or in the future.

D. Compliance Officer. The term “Compliance Officer” means the Chief Compliance Officer designated by the Board of Commerce from time to time.

E. Days or Time Period References. When specific numbers of days are referenced, the time periods include the last day of the stated period. For example, if the Code states “within 30 days”, the reference includes the 30th day. This applies to all similar references.

F. Exchange-Traded Fund. The term “Exchange-traded fund” (ETF) means an investment company registered under the Investment Company Act as a unit investment trust (UIT ETF) or as an open-end investment company (open-end ETF) that is comprised of a basket of investments designed to replicate a securities index. ETFs are traded on securities exchanges and in the over-the-counter markets.

G. Federal Securities Laws. The term “Federal Securities Laws” means the 1933 Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange

Commission (the “SEC”) under any of these statutes, the Bank Secrecy Act as it applies to investment companies and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

H. Immediate Family. The term “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, adoptive relationships, and, whether or not living in the individual’s household, any other relative with respect to whose investments the individual has influence or control.

I. Investment Personnel. The terms “Investment Personnel” means:

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1. Any employee of the Commerce Funds or Commerce (or any company in a control relationship to either entity) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Reportable Securities by the Commerce Funds; or

2. Any natural person who controls the Commerce Funds or Commerce and who obtains information concerning recommendations made to the Commerce Funds regarding the purchase or sale of Reportable Securities by the Commerce Funds.

3. Commerce’s Investment Personnel consisting of Fund Managers, Fundamental Analysts, and may also include members of the Commerce Equity Strategy Committee, members of the Commerce Fixed Income Strategy Committee and Commerce trading personnel.

J. Previously-Acquired Securities. The term “Previously-Acquired Securities” means:

1. Any Restricted Securities (defined below) owned by an Access Person before such Reportable Security was identified by Commerce Investment Advisors, Inc. as a Restricted Security.

2. Any Restricted Securities owned by an Access Person before the person became an Access Person.

3. Any Restricted Securities owned by an Access Person that were acquired in a transaction pre-approved under Section I(A) of this Code.

4. Any Restricted Securities owned by an Access Person that were acquired as a result of a stock split or dividend of a Previously-Acquired Security.

K. Restricted Securities; Compliance Restricted List. The term “Restricted Securities” means those securities reflected on the monthly Compliance Restricted List. For purposes of this Code, the Compliance Restricted List include all derivative securities, including any option to purchase or sell, and any security convertible into or exchangeable for, a security reflected on one of these lists.

The Compliance Restricted List is generally compiled as follows: Commerce determines the universe of equity issuers that comprise the potential purchases for the Commerce Funds for that month. Issuers identified as potential purchases that have a market capitalization of $3 billion or more are removed from the Compliance Restricted List. The remaining issuers comprise the Compliance Restricted List. Reportable Securities generally remain on the Compliance Restricted List an additional month after they have been identified as no longer approved for purchase by the Commerce Funds.

Among other things, the Compliance Officer will use the Compliance Restricted List as a reference in determining whether to approve an Access Person’s request for pre-approval of a proposed equity transaction under this Code and for purposes of reviewing and analyzing Access Persons’ reports submitted under Section V of this Code.

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L. Reportable Fund. Reportable Fund means any investment company registered under the 1940 Act for which Commerce serves as an investment adviser as defined in Section 2(a)(20) of the 1940 Act or any investment company registered under the 1940 Act whose investment adviser or principal underwriter controls Commerce, is controlled by Commerce or is under common control with Commerce.

M. Reportable Security. The term “Reportable Security” means a security as defined in Section 202(a)(18) of the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”) or Section 2(a)(36) of the Investment Company Act, and open-end ETF shares and UIT ETF shares, except that it does not include: (1) direct obligations of the Government of the United States; (2) banker’s acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (any instrument having a maturity at issuance of less than 366 days and that is in one of the two highest rating categories of a nationally recognized statistical rating organization), including repurchase agreements; (3) shares issued by money market funds registered under the Investment Company Act; (4) shares issued by open-end investment companies registered under the Investment Company Act other than Reportable Funds; and (5) shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies registered under the Investment Company Act, none of which are Reportable Funds and (6) qualified tuition programs established pursuant to Section 529 of the Internal

Revenue Code of 1986 (“529 Plans”), including interests in pre-paid tuition 529 plans and college savings 529 plans, so long as Commerce, or any person controlling, controlled by or under common control with Commerce, does not manage, distribute, market or underwrite the 529 Plan or the investments and strategies underlying the 529 Plan.

N. Supervised Person. The term “Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of Commerce or other person who provides investment advice on behalf of Commerce and is subject to the supervision and control of Commerce.

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